SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                          [Amendment No. ___________]

     Filed by the Registrant [X]
     Filed by a party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement
     [ ] Confidential, for use of the Commission only (as permitted by
          Rule 14a-6(e)(2))
     [X] Definitive proxy statement
     [ ] Definitive additional materials
     [ ] Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                                 TELESCAN, INC
                (Name of Registrant as Specified in Its Charter)

    _______________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          or Item 22(a)(2) or Schedule 14A.

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         14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

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                                 TELESCAN, INC.
                        5959 Corporate Drive, Suite 2000
                              Houston, Texas 77036

                            NOTICE OF ANNUAL MEETING
                                 OF STOCKHOLDERS
                                  MAY 23, 1996

         The Annual Meeting of Stockholders of Telescan, Inc. (the "Company") will be held at 5959 Corporate Drive, Houston, Texas 77036, on Thursday, May 23, 1996 at 10:00 A.M. (Central time) for the following purposes:

         (1)      To elect nine (9) directors for the ensuing year;

         (2) To ratify Hein + Associates as independent auditors for the year ending December 31, 1996;

         (3) To act upon such other business as may properly come before the meeting.

         Only holders of Common Stock of record at the close of business on April 15, 1996, will be entitled to vote at the Annual Meeting, or any adjournment thereof.

         You are cordially invited to attend the meeting. Whether or not you plan to come to the meeting, please sign, date and promptly return your proxy in the enclosed envelope. Your cooperation in signing and returning your proxy will help further solicitation expense.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    David L. Brown
                                    Chairman of the Board and CEO



                                 TELESCAN, INC.
                        5959 CORPORATE DRIVE, SUITE 2000
                              HOUSTON, TEXAS 77036

                                   -----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                   -----------

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Telescan, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at 5959 Corporate Drive, Houston, Texas, 77036 at 10:00 A.M. (Central Time) on Thursday, May 23, 1996, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about May 1, 1996.

The close of business on April 15, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 10,437,705 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each share is entitled to one vote on all issues requiring a stockholder vote at the Annual Meeting. Stockholders may not cumulate their votes for the election of Directors. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Items 1 and 2 set forth in the accompanying Notice. Shares represented by proxy that reflect abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions are counted in tabulations of the votes cast on Items 1 and 2, whereas broker non-votes are not counted in tabulations of the votes cast on Items 1 and 2.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted (i) FOR THE ELECTION OF THE NOMINEES NAMED HEREIN and (ii) FOR THE RATIFICATION OF HEIN + ASSOCIATES, L.L.P. INDEPENDENT ACCOUNTANTS. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy,
(b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting.

                                        1

                 (1) ELECTION OF DIRECTORS FOR THE ENSUING YEAR

NOMINEES FOR DIRECTORS

The persons named in the enclosed Proxy have been selected by the Board of Directors to serve as Proxies and will vote the shares represented by valid proxies at the Annual Meeting of Stockholders and any adjournment thereof. They have indicated that, unless otherwise specified in the Proxy, they intend to elect as Directors the nominees listed below. All nine (9) nominees are presently members of the Board of Directors. Each duly elected Director will hold office until his successor shall have been elected and qualified.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the nominees listed herein. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed below.

David L. Brown, age 55, Chairman of the Board and CEO, has served as a director of the Company since 1989. Mr. Brown is co-author of CYBER-INVESTING: CRACKING WALL STREET WITH YOUR PERSONAL COMPUTER, a book on computerized investing, published by John Wiley & Sons, Inc. From 1978 to 1986, Mr. Brown was president and, from 1978 to 1986 and from 1992 to 1993, a director of Time Energy Systems, Inc., a public company, which changed its name to ACR Group, Inc. He has served as chairman of the U.S. Science and Technology Commission for the Emerging Leaders Summit Conference series with the USSR. For the past nine years, he has served as a director of the Alliance for Aging Research, based in Washington, D.C. He has also served as chairman of the New Millennium Committee of the Planetary Society, a group based in Pasadena, California, which supports space exploration. He has served as chairman of the Advisory Board of the Southwest Council of Public CEOs and on the boards of several banks and financial institutions. Mr. Brown began his career in the space program at NASA, where he headed the team of engineers who designed the landing gear for the first lunar module. Mr. Brown holds a B.S. degree in mechanical engineering from the University of Pittsburgh and an M.B.A. from the University of Houston.

Dr. Richard K. Carlin, age 39, Vice Chairman of the Board and Senior Vice President, was one of the founders of the Company and has served as a director of the Company since 1989. From 1988 to April 1990, Dr. Carlin served as the director of Technology Information Center, a subsidiary of Maxwell Communications, where he managed the development and maintenance of a technology transfer online database. From 1983 to 1988, he was with D.B. Technology, Inc., the predecessor to the Company. From 1981 to 1983, Dr. Carlin was assistant professor at Rockefeller University. Dr. Carlin holds a B.S. degree in biophysical sciences from the University of Houston and a Ph.D. in biochemistry, also from the University of Houston.

Roger C. Wadsworth, age 48, Senior Vice President, has served as a director since 1989. From 1988 to 1990, Mr. Wadsworth served as President of the Company. From 1983 to 1988, Mr. Wadsworth was employed as vice-president of Information Management Services, Inc., in Houston, Texas, where he provided management services to investment vehicles such as limited partnerships and joint ventures. From 1979 to 1983 he served as co-owner of D. Russell Smith Associates, a restaurant and tenant finish general contractor. Mr. Wadsworth holds a B.B.A. from the University of Houston.

G. Robert Friedman, age 51, was appointed as a director of the Company in April 1996. He has practiced law since his admission to the State Bar of Texas in 1969 and is board certified in Personal Injury and Civil Trial Law by the Texas Board of Legal Specialization. Mr. Friedman is a founding partner of Friedman & Gold, a civil trial practice, personal injury, products liability, premises liability, negligence, maritime and medical malpractice firm. Mr. Friedman is a member of the Board of Directors of the Texas Trial Lawyers Association, a member of the Board of Governors of The

                                       2

Association of Trial Lawyers of America, a Faculty Member of The Association of Trial Lawyers of America National College of Advocacy and current President of the Southern Trial Lawyers Association. Mr. Friedman has delivered numerous lectures and seminars and is widely published in his field of legal specialization. Mr. Friedman holds a B.A. from the University of Houston and a J.D., with honors, from the University of Texas.

Dr. Ronald W. Hart, age 54, has been a Distinguished Scientist in Residence for the Food and Drug Administration, Public Health Service, since 1992. From 1980 to 1992, he was the Director for the National Center for Toxicological Research, Food and Drug Administration, Public Health Service, Department of Health and Human Services in Jefferson, Arkansas. Dr. Hart has received over 30 awards and recognition for his research and administrative accomplishments and is an internationally recognized scientist and science manager holding the position of distinguished professor at a number of universities and colleges, including Cairo University, Cairo, Egypt; Gangzou University, Gangzou, China; Moscow State University, Moscow, Russia. Dr. Hart also serves as a professor at the University of Arkansas for Medical Sciences and the University of Tennessee Center for Health Sciences. Dr. Hart has published over 500 manuscripts on various topics, including research management and administration and is a fellow of the American College of Toxicology, American Association for the Advancement of Science, and the Gerontology Society of America. Dr. Hart received his B.A. in 1967 from Syracuse University, an M.S. in 1970, and a Ph.D. in 1971 at the University of Illinois, Urbana. Dr. Hart has been a director since 1990.

Burt H. Keenan, age 57, has been an associate with Chaffe & Associates, Inc., an investment banking firm located in New Orleans, Louisiana, since 1987. Prior to 1987, Mr. Keenan was the Chairman and Chief Executive Officer of Offshore Logistics, Inc., a publicly held oil and gas service company operating a fleet of marine service vessels and helicopters worldwide. Mr. Keenan received his bachelor and masters degrees in business administration from Tulane University. Mr. Keenan has been a director since 1989.

J. Joseph Ricketts, age 54, currently serves as Chairman and Chief Executive Officer of TransTerra Co., a financial services holding company. TransTerra is a significant stockholder of the Company. TransTerra was purchased by Mr. Ricketts in 1975, and he continues to manage the Company and is the principal stockholder. Mr. Ricketts also serves on the Board of CSS, Inc., a software development consortium, and is on the Advisory Committee of Roundtable Partners, L.L.C., a securities trading firm. He is also a newly elected member of the District Committee of the National Association of Securities Dealers, Inc. Mr. Ricketts is a resident of Omaha, Nebraska, and is a graduate of Creighton University with a major in economics. Mr. Ricketts has been a director since July 1995.

William D. Savoy, age 31, currently serves as Vice President of Vulcan Ventures Incorporated, a venture capital fund controlled by Paul G. Allen, co-founder of Microsoft Corporation. Vulcan is a significant stockholder of the Company. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc., a company controlled by Mr. Allen, and became its President in 1988. Mr. Savoy has served as President for Vulcan Northwest Inc., a company wholly-owned by Mr. Allen, from November 1990 until the present. He also represents Mr. Allen in a wide variety of other personal financial transactions. Mr. Savoy holds a B.S. in Computer Science, Accounting and Finance from Atlantic Union College. Mr. Savoy was appointed as a director of the Company in March 1993.

Stephen C. Wood, age 44, is currently Chief Executive Officer of Notable Technologies, Inc. based in Kirkland, Washington. Notable is currently operating under Chapter 11 of the Federal Bankruptcy Laws. Until December 1994 Mr. Wood was Vice President of Information Broadcasting for McCaw Development Corporation, located in Kirkland, Washington. From February 1993 to December 1993, Mr. Wood was a consultant providing advisory services to the computer industry. Until February 1993 he was President of Starwave Corporation, a company he formed in 1992 with Microsoft Corporation co-founder Paul G. Allen to develop and market data and information products. Mr. Wood is a member of the Board of Directors of Raima Corporation, a database software company in Bellevue, Washington. From 1986 through 1991, Mr. Wood served as Vice President of Marketing, Vice President of Marketing and Development, Vice President of Marketing and Sales and Vice President of Business Development at Asymetrix Corporation, a software development and marketing firm. From 1980 until 1985, Mr. Wood was in charge of building a microcomputer Corporation in Austin, Texas, after serving in R & D and marketing positions. Mr. Wood began his

                                       3

career in 1976 when he became the sixth employee of Microsoft Corporation, where he was General Manager from 1977 to 1980. Mr. Wood holds a B.S. in Computer Engineering from Case Western Reserve University, and an M.S. in Electrical Engineering from Stanford University.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company has an audit committee and a compensation committee of the Board of Directors that were formed in 1990. The Audit Committee currently consists of Mr. Ricketts (Chairman), Mr. Friedman, Mr. Keenan, Dr. Hart, Mr. Savoy, and Mr. Wood. The Compensation Committee currently consists of Mr. Wood (Chairman), Mr. Friedman, Mr. Ricketts, Mr. Keenan, Dr. Hart and Mr. Savoy. The Company does not presently have a nominating committee of the Board of Directors.

The primary purpose of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee meets privately with the Chief Financial Officer and with the Company's independent public accountants and evaluates the responses by the Chief Financial Officer both to the facts presented and to the judgments made by the outside independent accountants. The committee reports its activities to the full board after each such meeting so that the board is kept informed of its activities on a current basis. In addition, the activities and responsibilities of the Audit Committee include the nomination or selection of the independent auditors, review of results of the audit and a detailed review of the overall Company and the adequacy of the Company's internal controls. There were five Audit Committee meetings during 1995.

The primary purpose of the Compensation Committee is to evaluate and recommend the compensation which the corporate officers as well as the directors should receive. This evaluation includes, in addition to the cash compensation which the committee recommends for the Company's officers and/or directors, recommendations for cash bonuses, and other non-cash compensation to be paid or distributed during the last fiscal year or to be distributed in the future. The Compensation Committee met five times during 1995.

The Company held five meetings of its Board of Directors during the fiscal year ended December 31, 1995. Mr. Savoy attended 60% of the Board meetings, 60% of the Audit Committee meetings and 60% of the Compensation Committee meetings. Except as set forth in the previous sentence, no director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and the meetings of any committee of the Board of Directors on which he served.

                                       4

COMPENSATION OF  AND EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS:
The following persons are the executive officers of the Company:

           NAME                                       POSITION
           ----                                       --------
           David L. Brown                             Chairman of the Board and Chief Executive Officer

           Dr. Richard K. Carlin                      Senior Vice President and Vice Chairman of the Board

           Karen R. Fohn                              Chief Financial Officer

           Luiz V. Alvim                              Executive Vice President and "Acting" Chief Operating Officer

           Roger C. Wadsworth                         Senior Vice President

           William T. Melton                          Vice President

           Neil S. Waldman                            Vice President

           Joseph F. Frantz II                        Vice President

           Tracy N. Curry                             Vice President

Information concerning the business experience of Messrs. Brown, Carlin and Wadsworth is provided under the section entitled "Nominees for Directors."

Karen R. Fohn, age 35, Chief Financial Officer, came to Telescan in September 1995 from TransAmerican Waste Industries, Inc., where she served as Vice President and Corporate Controller since 1992. From 1990 to 1992, Ms. Fohn was employed as External Reporting Manager for Sanifill, Inc.. From 1985 to 1990, she was an Audit Manager for Ernst & Young. Ms. Fohn is a Certified Public Accountant and holds a B.S. in accounting from Louisiana State University.

Luiz V. Alvim, age 65, was appointed Executive Vice President and "Acting" Chief Operating Officer of Telescan in March 1996, after having served as the Company's Director of Financial Research and Chairman of the International Committee since 1994. Mr. Alvim has spent most of his career as an executive in the banking industry. From 1953 until 1977, Mr. Alvim was the Director of Special Operations at A. Schulman, Inc.. From 1977 through 1980, he served as Vice President and General Manager of Blackwell Plastics, Inc., and from 1980 through 1987, Mr. Alvim served as President of Intergulf, Inc. During 1987, Mr. Alvim joined Telescan as the Special Assistant to the CEO where he served until 1988 when he joined PanAtlantica SA. as Executive Vice President and Chief Operating Officer. Mr. Alvim returned to Telescan during 1994. Mr. Alvim holds a Masters degree in Civil Engineering from the University of Porto in Portugal.

William T. Melton, age 59, Vice President of the Company since January 1995, previously held the position of Manager of Project Development. Before joining the Company in October 1993, Mr. Melton served as a Project Manager with International Business Machines, Inc., having previously served in other sales positions as a 30-year employee of that company. Mr. Melton holds both a B.S. in Business Administration and an M.B.A. from the University of Arkansas.

Neil S. Waldman, age 39, Vice President of the Company since May 1995, previously held the position of Director of Institutional Sales. Before joining the Company in 1993, Mr. Waldman was employed as Manager of Business

                                       5

Development for IDD Information Services, Inc. where he was instrumental in the introduction of three new products for the investment management and brokerage communities. From 1989 to 1991 Mr. Waldman served as Vice President of Sales and Marketing for Vista Computer, Inc. where he directed sales and marketing for the developer of integrated software solutions targeted at international commodities traders. Mr. Waldman holds a B.S. in Business Administration from Northeastern University.

Joseph F. Frantz II, age 32, Vice President of the Company since May 1995, previously held the positions of Computer Operations Manager, End-User Software Product Manager and Senior Programmer. Mr. Frantz joined the Company in 1987 as a Technical Support Representative. Mr. Frantz holds a B.S. in Applied Mathematics from the University of Houston and a M.S. in Management Computing and Systems from Houston Baptist University.

Tracy N. Curry, age 31, Vice President of the Company since February 1996, previously held the positions of Director of Marketing and Marketing Manager. Ms. Curry came to Telescan from Utopia Spring Water, Inc. where she was instrumental in the successful positioning of a product which fueled significant growth. From 1989 to 1991 Ms. Curry served as a Marketing Coordinator for Blue Bell Creameries, Inc. where she spearheaded a marketing campaign for the nation's first dietary ice cream. Ms. Curry holds a B.B.A in Marketing from the University of Texas at Austin.

EXECUTIVE COMPENSATION

The following table reflects all forms of compensation for services to the Company for the years ended December 31, 1995, 1994 and 1993, of the Chief Executive Officer and the Company's other most highly compensated executive officer who was serving as executive officer at the end of 1995 and who earned more than $100,000 that year. No other executive officer of the Company received compensation which exceeded $100,000 during 1995.

                                            SUMMARY COMPENSATION TABLE
                                                                                     LONG-TERM
                                              ANNUAL COMPENSATION                   COMPENSATION
                                       -----------------------------------    -------------------------
                                                                               RESTRICTED      STOCK
                                                                                 STOCK       OPTIONS         ALL OTHER
NAME                           YEAR      SALARY     BONUS       OTHER            AWARDS      (SHARES)       COMPENSATION
- ----                           ----      ------     -----       -----            ------      --------       ------------
David L. Brown
                              1995     $107,625      ---     $11,362 (1)          ---           11,740          ---
                              1994     $103,750      ---         ---              ---           20,000          ---
                              1993      $88,500      ---         ---              ---           32,500          ---

Neil S. Waldman
                              1995     $117,072      ---         ---              ---           10,000          ---
                              1994      $96,000      ---         ---              ---             ---           ---
                              1993       $5,108      ---         ---              ---            5,000          ---

- ------------
(1) Includes $6,506 of club dues and $3,020 of aggregate incremental costs related to the use of a Company car.

DIRECTOR COMPENSATION

The Company does not currently pay any cash directors' fees, but it reimburses expenses incurred by its directors to attend board meetings. Directors who are not officers of the Company were granted stock options on February 1, 1994 for services provided to the Company as directors. Burt H. Keenan, Dr. Ronald W. Hart, William D. Savoy and Stephen C. Wood were each granted 9,000 stock options at an exercise price of $7.88 per share until August 2000. On February 1, 1995, the outside directors, except for Mr. Savoy who was granted 4,285 shares, were each granted 5,000 stock

                                       6

options at an exercise price of $4.75 per share. On February 1, 1996, Dr. Hart, Mr. Keenan and Mr. Wood were each granted 4,000 shares, Mr. Savoy was granted 3,000 shares and Mr. Ricketts was granted 2,000 shares at an exercise price of $7.44 per share until August 2000. The options are exercisable only as to one-fourth of the total number of shares covered by each grant of options during each twelve-month period commencing twelve months after the grant date.

STOCK OPTIONS

The following tables set forth information relating to the named executive officers with respect to (i) stock options granted in 1995, (ii) the total number of unexercised options through 1995 and (iii) the value of the unexercised in-the-money options. No stock options have been exercised by the named executive officers nor has there been an adjustment or amendment to the exercise price of the stock options.

                       OPTION GRANTS IN LAST FISCAL YEAR
                              (Individual Grants)

                         NUMBER OF            PERCENT OF                                   POTENTIAL REALIZABLE VALUE AT
                        SECURITIES          TOTAL OPTIONS                                      ASSUMED ANNUAL RATE OF
                        UNDERLYING            GRANTED TO       EXERCISE                      STOCK PRICE APPRECIATION FOR
                          OPTIONS            EMPLOYEES IN      PRICE PER     EXPIRATION               OPTION TERM
NAME                    GRANTED(1)(2)         FISCAL YEAR        SHARE          DATE                5%           10%
- ----                    ------------        ---------------   ---------      ----------         ----------     --------

David L. Brown            11,740                  8.2%            $4.81       8/13/2000           $18,000      $41,000


Neil S. Waldman           10,000                  7.0%            $4.81       8/13/2000           $15,000      $35,000

- ------------
(1) Options granted in 1995 vest 25% annually beginning 12 months after the grant date.

(2) Under the terms of Mr. Brown's Employment Agreement with the Company dated March 10, 1994, all options granted to Mr. Brown shall immediately vest upon a change in control as defined therein.

                                       7

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                                   NUMBER OF              VALUE OF UNEXERCISED
                                                             SECURITIES UNDERLYING        IN-THE-MONEY OPTIONS
                                                             UNEXERCISED OPTIONS AT                AT
                                                                FISCAL YEAR END              FISCAL YEAR END
                                                               -----------------           -----------------
                             SHARES ACQUIRED      VALUE           EXERCISABLE/                EXERCISABLE/
           NAME                ON EXERCISE      REALIZED         UNEXERCISABLE               UNEXERCISABLE
           ----              ---------------    --------       -----------------           -----------------
      David L. Brown               None           None           75,250/42,990             $414,383/$116,469


      Neil S. Waldman              None           None            2,500/12,500                $175/$28,375

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

The following graph compares the Company's total stockholder return over the last five years to the Standard & Poor's Computer Software and Service Index, and the NASDAQ Stock Market Index. Cumulative total return values are based on annual total return values which assume reinvestment of dividends. The stockholder return shown on the graph below is not necessarily indicative of future performance.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                           1990  1991  1992  1993   1994   1995
                                           ----  ----  ----  ----   ----   ----

TELESCAN,  INC. COMMON STOCK ..........     100   100   233  1,167   533   1,017
NASDAQ STOCK MARKET  INDEX ............     100   161   187    214   210     297
S & P COMPUTER SOFTWARE &
   SERVICE INDEX ......................     100   152   181    230   272     383

                                       8

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

During 1995, the Compensation Committee of the Board of Directors consisted of Dr. Ronald W. Hart, Mr. Burt H. Keenan, Mr. J. Joseph Ricketts, Mr. William D. Savoy and Mr. Stephen C. Wood as Chairman.

The goal of the Compensation Committee is to develop compensation policies to attract and retain highly qualified officers, directors and middle managers for the Company, consistent with maintaining a strong competitive incentive environment and instilling a clear sense of dedication to total stockholder return.

The components of the compensation policies are base salary and long-term incentives. The Committee is currently reviewing a cash bonus program for its top executive officers based on Company performance factors and hopes to implement a program in 1996. Base salary for the named executive officers is determined by the level of responsibility and individual performance, together with job evaluation of each position measured by the individual's performance, competitive market pressures and increases in responsibility. As one of the factors in determining executive compensation, the Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers of various types of compensation and benefits. From time to time, interpretations of and changes in the tax laws affect the deductibility of compensation. The Compensation Committee currently does not anticipate that compensation paid to the executive officers will exceed the amounts specified as deductible pursuant to Section 162(m) of the Internal Revenue Code. Stock options are used as long-term incentives in order to link executive compensation with stockholder value.

The compensation for the Chief Executive Officer is generally determined using the same evaluation criteria used for other officers and managers of the Company. The Chief Executive Officer received a base salary in fiscal year 1994 of $103,750 which the Committee believes to be below the average base salary for chief executive officers of other companies engaged in the same or similar business as the Company. After due consideration of the Chief Executive Officer's performance and the achievement by the Company of certain revenue goals and stock performance goals in fiscal 1994, the Committee increased the Chief Executive Officer's base salary in fiscal 1995 to $107,625. In addition, the Committee approved the grant of a stock option to acquire 11,740 shares to the Chief Executive Officer to provide him an additional equity interest in the Company. The Chief Executive Officer has fully met the Board and Committee expectations with respect to the growth and development of the Company.

           Stephen C. Wood, Chairman             Burt H. Keenan
           J. Joseph Ricketts                    William D. Savoy
           Dr. Ronald W. Hart

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Except as set forth below, no member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 1995, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of regulation S-K. During fiscal 1995, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

In connection with a June 28, 1995, stock purchase agreement between TransTerra Co. ("TransTerra") and the Company, TransTerra designated Mr. J. Joseph Ricketts, 100% owner of TransTerra, to the Company's Board of Directors. In November 1995, TransTerra and the Company entered into a 2-year marketing and licensing agreement pursuant to which the Company would offer certain products and services to TransTerra's users and TransTerra would

                                       9

market the Company's services to its customer base. The Company will pay TransTerra royalties based upon revenues less certain incremental expenses. The Company expects that future royalties could exceed $60,000 per year.

Mr. Stephen C. Wood, a Director of the Company and a former Vice President of McCaw Development Corporation, is currently the Chief Executive Officer of Notable Technologies, Inc., ("Notable"). In the fourth quarter of 1994, the Company and McCaw Cellular Communications, Inc. ("McCaw") entered into an agreement under which both companies would market products and services to each other's customer bases. In addition, the Company agreed to perform certain product development projects and establish a service delivering specified data to McCaw's cellular subscribers. Under the agreement the Company and McCaw were to share revenues, net of expenses, generated through the other's customer bases. In January 1995, McCaw assigned its agreement with the Company to Notable. In April of 1996, Notable filed for protection under Chapter 11 of the Federal Bankruptcy Laws. The Company will take all steps necessary with the Bankruptcy Court to protect its rights under its agreement.

Dr. Ronald W. Hart, a Director of the Company, owns 50% and an unrelated third party owns 50% of Public Information Online, Inc. ("PIO"). In April 1994, PIO and the Company entered into a three-year agreement pursuant to which the Company will develop and operate an online service hosting data supplied by PIO. Under this arrangement, the Company will pay PIO royalties based upon revenues generated by the service less certain incremental operating expenses. The Company expects the service to become operational during 1996 and that future royalties could exceed $60,000 per year. No services were provided to PIO by the Company during 1995.

Dr. Ronald W. Hart, a Director of the Company, owns 50% and an unrelated third party owns 50% of Public Information Online, Inc. ("PIO"). In April 1994, PIO and the Company entered into a three-year agreement pursuant to which the Company will develop and operate an online service hosting data supplied by PIO. Under this arrangement, the Company will pay PIO royalties based upon revenues generated by the service less certain incremental operating expenses. The Company expects the service to become operational during 1996 and that future royalties could exceed $60,000 per year. No services were provided to PIO by the Company during 1995.

CERTAIN SECURITIES FILINGS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock (collectively, "Filing Persons") to file with the SEC initial reports of ownership (Form 3), reports in changes of ownership (Form 4), or annual report of ownership (Form 5). All Filing Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based on its review of the copies of such reports furnished to the Company and upon certain other representations made by Filing Persons, during the fiscal year ended December 31, 1995, Dr. Richard K. Carlin, Joseph F. Frantz II and J. Joseph Ricketts each failed to timely file one (1) Form 4 which forms were subsequently filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Before the public merger in 1989, the Company had limited capital resources with which to finance the development of the Company and its technology. As a result, it was necessary to seek funding from related parties. Certain relationships were established during that period that have continued to the present. The Company does not currently believe that it will need to seek additional funding from related parties to finance its activities in the foreseeable future. See
Item 7 - "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - LIQUIDITY AND CAPITAL RESOURCES" included in the Company's annual report on Form 10-K.

                                       10

VULCAN VENTURES, INCORPORATED

Pursuant to the terms of a May 20, 1992 stock purchase agreement between Vulcan and the Company, Vulcan has the right to designate one director to the Company's Board of Directors for as long as Vulcan (or its affiliate) owns at least 540,000 shares of Common Stock of the Company. In addition, the Company has agreed not to take any corporate action to increase its number of directors without the unanimous written consent of all directors for as long as Vulcan (or its affiliate) owns at least 540,000 shares of Common Stock of the Company.

KNOWLEDGE EXPRESS DATA SYSTEMS, L.C.

Knowledge Express Data Systems, L.C. ("KEDS"), of which the Company owns 55.58%, is 30% owned by GRF Interests, Inc. ("GRF"), a company controlled by G. Robert Friedman, a significant stockholder and a director of the Company. The Company provides computer hardware, programming, systems maintenance, data loading and telecommunications services to KEDS. The Company charges KEDS a fixed monthly fee for the use of its systems operations plus 140% of the actual salaries for personnel working on KEDS services. Non-personnel expenditures are billed at the Company's actual cost. The Company's consolidated financial statements for the year ended December 31, 1995, do not reflect approximately $163,000 of contract revenue earned from Knowledge Express as such revenue was eliminated in consolidation. During the year ended December 31, 1995, the maximum indebtedness of KEDS to the Company was approximately $32,000, representing the amount due under the service contract, all of which has been repaid. For the year ended December 31, 1995, KEDS earned net income of $510,000, $277,000 of which was recognized by the Company.

TELEBUILD, L.C.

Friedman Interests, Inc., a company controlled by G. Robert Friedman, owns 38.1625% of Telebuild, L.C. ("Telebuild"). The Company and JST Technology Center, Inc. (which is owned 93.98% by the Brown Family Partnership and 6.02% by a third party) own 21.25% and 40.5875% respectively of Telebuild. The Brown Family Partnership is owned by David L. Brown, the Company's Chairman and Chief Executive Officer, and Scott L. Brown, a former Vice President of the Company, and other members of the Brown family. The Company performs services under contract for Telebuild which consist primarily of the development, maintenance and operation of the Telebuild database system and the provision of office space, equipment and furniture. The Company charges Telebuild for its personnel at a stipulated rate which reflects the full absorption of overhead costs to the Company plus an appropriate profit margin determined by management and approved by the outside directors. Non-personnel expenditures under the agreement are billed at actual cost. For the year ended December 31, 1995, $408,000, or 2.9% of the Company's total revenue was from services provided to Telebuild. Telebuild paid the Company approximately $372,000 for these services during the year ended December 31, 1995. As of December 31, 1995, Telebuild owed the Company $307,000.

LEGAL EXPENSES

In connection with the Hoggett Litigation, both the Company and the individual defendants have incurred extensive legal fees and other expenses. The individual defendants are represented by their own respective legal counsel and are solely responsible for the associated legal fees and expenses. In addition, the individual defendants agreed to be responsible for eighty percent (80%) of the legal fees of the Company and eighty percent (80%) of the common expenses of all defendants. By resolution of the Board of Directors, each of the individual defendants is reimbursing the Company for eighty percent (80%) of the Company's legal fees and common expenses. As of December 31, 1995, the reimbursement obligation of David L. Brown was approximately $24,000, and Mr. Brown's highest reimbursement obligation during 1995 was approximately $64,000. None of the individual reimbursement obligations of the other individual defendants exceeded $60,000 during the year ended December 31, 1995.

BROWN/FRIEDMAN PARTNERSHIP

The Brown/Friedman Partnership, owned by David L. Brown and G. Robert Friedman, has contracted with the Company to provide programming and market development related to the commercial development of online database

                                       11

systems in three commercial markets. The Company charges the Brown/Friedman Partnership for its personnel at a stipulated rate which reflects the full absorption of overhead costs to the Company plus an appropriate profit margin determined by management and approved by the outside directors. Non-personnel expenditures under the agreement are billed at actual cost. No services were provided to the Brown/Friedman Partnership by the Company during 1995. During the year ended December 31, 1995, the maximum indebtedness of the Brown/Friedman Partnership to the Company did not exceed $60,000.

PUBLIC INFORMATION ONLINE, INC.

Dr. Ronald W. Hart, a Director of the Company, owns 50% and an unrelated third party owns 50% of Public Information Online, Inc. ("PIO"). In April 1994, PIO and the Company entered into a three-year agreement pursuant to which the Company will develop and operate an online service hosting data supplied by PIO. Under this arrangement, the Company will pay PIO royalties based upon revenues generated by the service less certain incremental operating expenses. The Company expects the service to become operational during 1996 and that future royalties could exceed $60,000 per year. No services were provided to PIO by the Company during 1995.

NOTABLE TECHNOLOGIES, INC.

Mr. Stephen C. Wood, a Director of the Company and a former Vice President of McCaw Development Corporation, is currently the Chief Executive Officer of Notable Technologies, Inc., ("Notable"). In the fourth quarter of 1994, the Company and McCaw Cellular Communications, Inc. ("McCaw") entered into an agreement under which both companies would market products and services to each other's customer bases. In addition, the Company agreed to perform certain product development projects and establish a service delivering specified data to McCaw's cellular subscribers. Under the agreement the Company and McCaw were to share revenues, net of expenses, generated through the other's customer bases. In January 1995, McCaw assigned its agreement with the Company to Notable. In April of 1996, Notable filed for protection under Chapter 11 of the Federal Bankruptcy Laws. The Company will take all steps necessary with the Bankruptcy Court to protect its rights under its agreement.

CONSULTANTS - ON-LINE, INC.

Dr. Ronald W. Hart, a Director of the Company, owns 47.5% and an unrelated third party owns 52.5% of Consultants - OnLine, Inc. ("COL"). In February 1995, COL and the Company entered into a 10-year agreement pursuant to which the Company will develop and operate an online service hosting data supplied by COL. Under this arrangement, the Company will pay COL royalties based upon revenues less certain incremental operating expenses. The Company expects the service to become operational during 1996 and that future royalties could exceed $60,000 per year.

TRANSTERRA COMPANY
In connection with a June 28, 1995, stock purchase agreement between TransTerra Co. ("TransTerra") and the Company, TransTerra designated Mr. J. Joseph Ricketts, 100% owner of TransTerra, to the Company's Board of Directors. In November 1995, TransTerra and the Company entered into a 2-year marketing and licensing agreement pursuant to which the Company would offer certain products and services to TransTerra's users and TransTerra would market the Company's services to its customer base. The Company will pay TransTerra royalties based upon revenues less certain incremental expenses. The Company expects that future royalties could exceed $60,000 per year.

                                       12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 25, 1996, with respect to the number of shares of Common Stock beneficially owned (1) by each director and/or named executive officer individually, (2) by all executive officers and directors of the Company as a group, and (3) by each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock. Except as noted below, each stockholder has sole voting and investment power with respect to the shares shown.

                                      NUMBER OF SHARES
OWNERS                               BENEFICIALLY OWNED      % OF CLASS
- ------                               ------------------      ----------
David L. Brown ................         798,127  (1)            7.7

Dr. Richard K. Carlin .........         362,861  (2)            3.5

Roger C. Wadsworth ............         113,303  (3)            1.1

Neil S. Waldman ...............           5,000  (4)            0.0

G. Robert Friedman ............       1,041,041                10.2

Dr. Ronald W. Hart ............          32,000  (5)            0.3

Burt H. Keenan ................         128,000  (6)            1.2

J. Joseph Ricketts ............         601,457  (7)            5.9

William D. Savoy ..............          35,571  (8)            0.3

Stephen C. Wood ...............          18,650  (9)            0.2

Paul G. Allen .................       1,290,000  (10)          12.6
Vulcan Ventures Incorporated
   110 110th Avenue N.E., Suite 685
   Bellevue, WA 98004-5840

TransTerra Co. ................         601,457  (7)            5.9
   4211 South 102nd Street
   Omaha, Nebraska 68103

All directors and executive ...       3,141,610                29.8
   officers as a group
   (14 persons)
- ------------
(1) Includes 706,817 shares owned by the Brown Family Partnership. David L. Brown has shared voting and investment power in the Brown Family Partnership along with other family members who are not officers and/or directors of the Company. Also includes options to purchase 91,310 shares which are exercisable within the next sixty days.

(2) Includes options to purchase 62,085 shares which are exercisable within the next sixty days.

(3) Includes options to purchase 42,235 shares which are exercisable within the next sixty days.

                                       13

(4) Includes options to purchase 5,000 shares which are exercisable within the next sixty days.

(5) Includes options to purchase 32,000 shares which are exercisable within the next sixty days.

(6) Includes options to purchase 42,000 shares which are exercisable within the next sixty days.

(7) Mr. Ricketts is the principal stockholder of TransTerra, Co.

(8) Includes options to purchase 5,571 shares which are exercisable within the next sixty days.

(9) Includes options to purchase 13,250 shares which are exercisable within the next sixty days.

(10) Vulcan is owned 100% by Paul G. Allen.

                                       14

                (2) RATIFICATION OF INDEPENDENT AUDITORS FOR 1996

By resolution of the Board of Directors dated as of January 31, 1996, Board of Directors appointed the Company's existing certified public accountant, Hein + Associates, L.L.P. as the independent auditors of the Company for the fiscal year ending December 31, 1996, and such appointment is submitted to the stockholders for ratification. Such ratification requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

In the event the appointment of Hein + Associates, L.L.P. certified public accountants, as independent auditors for 1996 is not ratified by the stockholders, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the fiscal year ending December 31, 1996.

A representative of Hein + Associates, L.L.P. is expected to be present at the meeting and will not make a statement, but will be available to respond to appropriate stockholder questions.

The Board of Directors unanimously recommends a vote FOR ratification of the Board's appointment of Hein + Associates, L.L.P. as auditors for 1996.

                                       15

MATTERS TO BE PRESENTED

As of the date of this Proxy Statement, the only matters which management intends to present, or is informed that others will present, for action at the Annual Meeting, are the election of the Board of Directors, the ratification of Hein + Associates, L.L.P. as the Company's independent auditors for 1996. If any other matters are presented to the meeting, the accompanying Proxy will be voted in accordance with the best judgment of the Proxy holders.

STOCKHOLDER PROPOSALS

Any proposal of an eligible stockholder intended to be presented at the Company's 1997 Annual Meeting must be received in writing by the Secretary of the Company on or before January 1, 1997 if the proposal is to be considered by the Board of Directors for inclusion in the Company's proxy material for that meeting.

EXPENSES OF SOLICITATION

The Company will bear the expense of preparing and mailing this Proxy material, as well as the cost of any required solicitation. In addition to this solicitation of Proxies, the officers, directors and regular employees of the Company, without receiving any additional compensation thereof, may solicit Proxies by mail, telephone, or personal contact. The Company will also request stockholders, banks and other fiduciaries to forward Proxy material to their principals or customers who are the beneficial owners of shares and will reimburse them for reasonable out-of-pocket expenses incurred.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              David L. Brown
                                              Chairman of the Board and CEO

April 17, 1996
Houston, Texas

PROXY                             TELESCAN, INC.
                       SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints David L. Brown and Burt H. Keenan, each with full power of substitution as proxies and authorizes them to vote as designated below, all the shares of Common Stock of Telescan, Inc., held of record by the undersigned on April 15, 1996, at the Annual Meeting of Stockholders to be held on May 23, 1996, and at any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the Stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, FOR ITEM 2, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. If more than one of the proxies designated hereby shall be present in person at the Annual Meeting, or at any adjournment thereof, each of said proxies present and voting, either in person or by substitution shall exercise all the powers herein given.

Item 1.  Election of Directors
     [ ] FOR all nominees listed below (except to the contrary below).
     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

          NOMINEES: David L. Brown, Dr. Richard K. Carlin, G. Robert Friedman,
                    Dr. Ronald W. Hart, Burt H. Keenan, J. Joseph Ricketts, William D. Savoy, Roger C. Wadsworth and Stephen C. Wood.

INSTRUCTION: To withhold authority for any individual nominee, strike a line through the nominee's name above:

Item 2.  Vote to ratify Hein + Associates as auditors for the year ending 1996.

          [ ] FOR                   [ ] AGAINST                [ ] ABSTAIN

                (Continued and to be signed, on the reverse side)
- -------------------------------------------------------------------------------

Item 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                          Date: _________________________, 1996

                                          _____________________________________
                                                      Signature
                                          _____________________________________
                                                 (Typed or Printed Name)
                                          _____________________________________
                                               Signature (if held jointly)
                                          _____________________________________
                                                 (Typed or Printed Name)

                                          Please sign exactly as name appears
                                          hereon. When shares are held by joint
                                          tenants, both should sign. When
                                          signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If a
                                          corporation, please sign in full
                                          corporate name by President or other
                                          authorized officer. If a partnership,
                                          please sign in partnership name by
                                          authorized person.

    THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED.